PRINCIPAL UNDERWRITING AGREEMENT

      This agreement is made among Great American Reserve Insurance Company, a Texas corporation ("Great American"), Great American Reserve Variable Annuity Account ("Account "), a separate account established by Great American pursuant to the Insurance Code of the State of Texas, and GARCO Equity Sales, Inc., a Texas corporation ("Broker").

      WHEREAS, Great American has established Account as a separate account for use in connection with issuing certain variable annuity contracts ("Contracts");

      WHEREAS, pursuant to a separate agreement Great American is responsible for providing sales and administrative services relative to the variable annuity contracts for which reserves are maintained in Account ;

      WHEREAS, the Broker is registered as a broker-dealer with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Act"), and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

      WHEREAS, Great American and Account desire to have the Contracts sold and distributed through the Broker and the Broker is willing to sell and distribute such Contracts under the terms stated herein;

      NOW THEREFORE, the parties hereto agree as follows:

      (1) Great American and Account hereby designate the Broker as principal underwriter of the Contracts, and the Broker will use its best efforts to sell and distribute such Contracts through its registered representatives. Great American shall have the ultimate right to cease to offer and issue any Contracts made available to the Broker hereunder.

      (2) All premiums and any other monies payable upon the sale, distribution, renewal or other transaction involving the Contracts will be paid or remitted directly to Great American which will retain all such premiums and monies for its own account except to the extent such premiums and monies are allocated to Account . The Broker, as a broker-dealer registered with the Commission, acknowledges that all premiums collected by the Broker are held in a fiduciary capacity on behalf of Great American and are to be paid over to Great American as soon as possible immediately following receipt and collection. To the extent permitted by the Contracts and by federal securities law and by insurance laws of the state of Texas, Great American shall have the ultimate right to decline to accept any application for issuance of a Contract offered pursuant hereto.

      (3) Great American will pay to the Broker or to the registered representatives of the Broker the salaries or commissions to which representatives are entitled as a result of the sale, distribution, renewal or other transaction involving the Contracts. It is the sole prerogative of Great American to establish commission rates to be paid on Contracts
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offered pursuant hereto, and Great American at all times retains an ultimate veto as to commission rates to be paid.

      (4) Great American, upon receipt of proper evidence of expenditures, will reimburse the Broker for its expenses incurred in carrying out the terms of this Agreement.

      (5) Great American will at its expense provide the Broker with prospectuses and such other material as Great American determines to be desirable for use in connection with the sale of the Contracts. The Broker will obtain any necessary approvals of such other material in accordance with the requirements of NASD and appropriate federal and state agencies.

      (6) The Broker will be responsible for supervising and controlling the conduct and activities of its registered representatives with regard to the sale and distribution of the Contracts.

      (7) Great American will supply to the Broker the names of any agents who indicate a willingness to sell the Contracts.

      (8) The Broker will, after careful investigation, select the agents who are to be trained and qualified to make such sales, will train such agents in the sale of the Contracts and will use its best efforts to qualify such agents under federal and state law to engage in the sale of the Contracts. Great American at all times has the right to refuse to accept the appointment of any agents selected by the Broker. Agents so trained and qualified ("Agents") will be "associated persons" of the Broker under Section 15(b) of the Act, and in addition to all other requirements for such qualification, will be required to comply with applicable examination requirements before being permitted to engage in the sale of the Contracts.

      (9) Upon qualification of an Agent under applicable federal and state laws, this fact will be certified in writing to Great American by the Broker.

      (10) Prior to permitting any Agent to sell the Contracts, Great American, the Broker and the Agent will enter into a mutually satisfactory agreement pursuant to which the Agent will acknowledge that he will be an associated person of the Broker in connection with his selling activities related to the Contracts, that such activities will be under the supervision and control of the Broker and the supervisor designated by the Broker, and that the Agent's right to continue to sell the Contracts is subject to his continued compliance with such agreement and rules and procedures established by the Broker.

      (11) The Broker will fully comply with the requirements of the Act and will establish such rules and procedures as may be necessary to supervise diligently the securities activities of the Agents. Upon request by the Broker, Great American will furnish or require the Agents to furnish (at Great American's or the Agent's expense) such appropriate records as may be necessary to ensure such diligent supervision.

      (12) In the event any Agent fails or refuses to submit to supervision of the Broker in accordance with this Agreement, or otherwise fails to meet the rules and standards imposed
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by the Broker or its associated persons, the Broker shall certify such fact to
Great American and shall immediately notify such Agent that he is no longer authorized to sell the Contracts, and the Broker and Great American shall take whatever additional action may be necessary to terminate the sales activities of such Agent relating to the Contracts.

      (13) The Broker may request that some or all of the books and records relating to the sales of Contracts required to be maintained by it as a registered broker-dealer pursuant to Rules 17a-3 and 17a-4 under the Act be prepared and maintained by Great American. Great American agrees that for purposes of this Agreement such books and records shall be deemed property of the Broker and be subject to examination by the Commission in accordance with
Section 17(a) of the Act. The Broker acknowledges, however, that Great American is the sole owner of all other business records maintained by or on behalf of Great American, and of all Contracts issued by Great American pursuant hereto.

      (14) This Agreement may at any time be terminated by any party hereto on sixty (60) days' written notice to the other parties and shall automatically terminate in the event of its assignment.

      (15) Any notice under the Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties at such address as such other parties may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the addresses of Great American, Account and the Broker for this purpose shall be

      (16) This Agreement shall be and is subject to the provisions of the Act and of the Investment Company Act of 1940, as amended.

      (17) This Agreement may not be assigned by the Broker.

Executed this      day of      ,19  .

            GREAT AMERICAN RESERVE VARIABLE ANNUITY ACCOUNT


         By: ____________________________________________________________


            GREAT AMERICAN RESERVE INSURANCE COMPANY


         By: ____________________________________________________________


            GARCO EQUITY SALES, INC.


         By: ____________________________________________________________

                  AGREEMENT PROVIDING SALES AND ADMINISTRATIVE
             SERVICES AND MINIMUM DEALTH BENEFIT PRIOR TO RETIREMENT

      Great American Reserve Insurance Company ("Great American") hereby agrees to provide relative to contracts for which reserves are maintained in Great
American Reserve Variable Annuity Account ("Account   ") established by Great
American pursuant to Section 3.75 of the Insurance Code of the State of Texas, all sales and administrative services required of a life insurance company under the laws of the State of Texas and the laws of the states to which Great American may be subject, incident to engaging in the variable annuity business of Account .

      For providing the sales and administrative services (including but not limited to payment of such expenses as salaries, rent, postage, telephone, travel, legal, actuarial and auditing fees, costs of office equipment and stationery) and for providing under certain group variable retirement contracts a minimum death benefit prior to retirement. Great American shall deduct from annuity purchase payments or from amounts surrendered, as appropriate, the percentages as established from time to time for each type of annuity contract offered; provided, however, that in now event shall deductions exceed 8 1/2% of the total accumulation of account(s) under any annuity contract.

      This Agreement may be terminated at any time by Great American or Account on sixty (60) days' written notice


      Executed this       day of     , 19  .


            GREAT AMERICAN RESERVE VARIABLE ANNUITY ACCOUNT D


            By: _________________________________________________________


            GREAT AMERICAN RESERVE INSURANCE COMPANY


            By: _________________________________________________________
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